                       ENVIRONMENTAL TECTONICS CORPORATION
                   ANNOUNCES THIRD QUARTER FISCAL 2006 RESULTS


Southampton, PA: January 11, 2006 - ENVIRONMENTAL TECTONICS CORPORATION ("ETC" OR "THE COMPANY") (AMEX: ETC) today announced financial results for the third quarter of fiscal 2006.

         For the third quarter of fiscal 2006, which ended on November 25, 2005, the Company had a net loss of $1,327,000, or ($0.15) per share (diluted), versus a net loss of $3,249,000 or ($0.43) per share (diluted) for the third quarter of fiscal 2005. Sales for the third quarter of fiscal 2006 were $6,206,000, as compared to $7,751,000 for the third quarter of fiscal 2005, a decrease of $1,545,000 or 19.9%, reflecting sales decreases in all product areas except sterilizers and pilot training systems (PTS). The most significant decreases were evidenced in environmental (down $1,007,000, 53.6%), which had less activity both internationally and domestically for automotive applications, and hyperbaric (down $906,000, 80.6%) on reduced percent of completion (POC) revenue for a large hyperbaric chamber order. Partial offsets were increases in sterilizers (up $280,000, 32.9%) and PTS (up $403,000, 13.5%). Sterilizers
improved primarily on increased steam chamber sales while the ATS improvement reflected increased POC revenue for a large project for several F-16 aircraft flight simulators and other equipment which is being produced by our Polish subsidiary.

         Geographically, domestic sales for the third quarter of fiscal 2006 were $2,332,000, down $1,666,000 or 41.7% from the third quarter of fiscal 2005, primarily reflecting decreases in all product categories except sterilizers. Domestic sales represented 37.6% of the Company's total sales for the third quarter of fiscal 2006, down from 51.6% for the third quarter of fiscal 2005. U.S. Government sales for the third quarter of fiscal 2006 were $249,000 as compared to $1,157,000 for the third quarter of fiscal 2005. International sales for the third quarter of fiscal 2006, including those made by the Company's foreign subsidiaries, were $3,625,000, an increase of $1,029,000 or 39.6% from international sales for the third quarter of fiscal 2005, and represented 58.4% of total sales for the third quarter of fiscal 2006 as compared to 33.5% for the third quarter of fiscal 2005. International sales in the current quarter benefited from the aforementioned increase in sales by the Company's Polish subsidiary.

         Gross profit for the third quarter of fiscal 2006 was $1,367,000, as compared to $1,637,000 for the third quarter of fiscal 2005, a decrease of $270,000 or 16.5%, reflecting the sales decrease partially offset by a slight (0.9 percentage point) improvement in the gross profit rate as a percent of sales, which rose to 22.0% as compared to 21.1% for the prior year. The quarter-to-quarter gross profit rate improvement resulted from improved performance in most product areas, most notably sterilizers and environmental products.

         Selling and administrative expenses for the third quarter of fiscal 2006 were down $1,957,000, or 46.3%, from the third quarter of fiscal 2005, primarily reflecting a significant reduction in legal costs associated with the Company's ongoing litigation and contract claims activities.

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                             SELECTED FINANCIAL DATA
                                   (UNAUDITED)
                          (THOUSANDS, EXCEPT SHARE AND
                             PER SHARE INFORMATION)

                                 THIRTEEN WEEKS ENDED                     THIRTY-NINE WEEKS ENDED
                          NOV. 25, 2005        NOV. 26, 2004        NOV. 25, 2005        NOV. 26, 2004
                          -------------        -------------        -------------        -------------
Sales                     $     6,206          $     7,751          $    18,376          $    20,449
Gross profit                    1,367                1,637                4,102                3,652

Operating loss                   (986)              (2,757)              (3,287)              (6,794)
Pre-tax loss                   (1,317)              (3,254)              (4,662)              (8,147)
Income taxes                        4                   (4)                   4               (1,453)
Minority interest                  (6)                  (1)                  (4)                   -
Net loss                  $    (1,327)              (3,249)              (4,670)         $    (6,694)

LOSS PER SHARE
Basic and diluted         $     (0.15)         $     (0.43)         $     (0.52)         $     (0.88)
Average shares              9,021,000            7,641,000            9,020,000            7,604,000

         William F. Mitchell, ETC's President and Chairman, stated, "Although still in an operating and net loss position, generally speaking our financial performance in the current year has shown a significant improvement from the comparable prior periods. Despite the reduced sales, our gross profit fiscal year-to-date was up both in dollars and in the rate as a percent of revenue. Our operating loss for the current quarter and fiscal year-to-date decreased by 64% and 52%, respectively. And our fiscal year-to-date net loss decreased by 30% despite a large benefit from income taxes which was booked in the prior year. I was particularly pleased with our current quarter's international sales, including those made by the Company's foreign subsidiaries, which increased $1,029,000 or 40%. Sales in our Polish subsidiary, ETC-PZL, more than tripled as we continued work on several F-16 simulators and other equipment destined for the Polish Air Force.

         "During the current quarter we announced the construction of a Tactical Flight Simulation and Aviation Training and Research Center. Expected to be open in January 2007, this center will offer a complete range of aviation training and research support services. It will include the Authentic Tactical Flight Simulator (ATFS) 400B, our state-of-the-art simulator which provides high-performance jet pilots with realistic combat practice in a real world G-force environment. This announcement followed on the heels of completion of onsite acceptance testing and commissioning of the first ATFS which is currently installed in a Southeast Asia location.

         "We also announced the award of a contract from the Pennsylvania Southeast Region Counter-Terrorism Task Force for an Advanced Disaster Management Simulator (ADMS(TM)). ADMS will allow this group to train in the four "C's" of disaster management: command, control, coordination and communication. This contract also includes a five-year support program during which they will receive new training scenarios, allowing them to consistently challenge their personnel with new training situations.

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

         "In response to our disappointing performance, we have instituted some significant actions, including cost cutting measures and operating efficiencies, which have reduced our annual payroll by 15-20% and resulted in a consolidation of our selling efforts. We continue to re-focus some of our businesses and introduce new business models in others. Our open proposal log has remained strong in most of our product groups.

         "We continue to be 100% committed to taking any actions which will improve our Company's performance."

         ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

         This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should', "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 25, 2005.

Contact:  Duane D. Deaner, CFO  TEL: 215-355-9100 (ext. 1203)  FAX: 215-357-4000
              ETC - INTERNET HOME PAGE:      http://www.etcusa.com
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